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                              EXHIBIT 99(c)
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                       WORTHEN BANKING CORPORATION
                         AN ARKANSAS CORPORATION



                NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON FEBRUARY 24, 1995

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    The Special Meeting of Shareholders of Worthen Banking Corporation
("Worthen") will be held on February 24, 1995, at 1:00 p.m., local time, in the William H. Kennedy, Jr. Memorial Auditorium, Worthen Bank Building, 200 West Capitol Avenue, Little Rock, Arkansas, for the purpose of considering and voting upon a proposal to approve and adopt the Agreement and Plan of Merger dated August 18, 1994, attached as Appendix A to the accompanying Proxy Statement/Prospectus, providing for the merger of BBI AcquisitionCo, Inc., an Arkansas corporation and wholly-owned subsidiary of Boatmen's Bancshares, Inc., with and into Worthen.

    Only the holders of common stock of Worthen of record at the close of business on January 16, 1995, are entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof.

    EACH SHAREHOLDER IS URGED TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE MEETING. The prompt return of your signed proxy will help assure a quorum and aid Worthen in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

                        By Order of the Board of Directors



                        Secretary

Little Rock, Arkansas

January 25, 1995

WORTHEN SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FOR
SUBMITTING SUCH CERTIFICATES.